UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 9, 2012

HEARTWARE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34256	26-3636023
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 Newbury Street, Suite 101

Framingham, MA 01701

(Address of principal executive offices)

Registrant’s telephone number, including area code: 508.739.0950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 9, 2012, HeartWare International, Inc. announced the appointment of Peter McAree as Senior Vice President, Chief Financial Officer and Treasurer. Mr. McAree will act as the principal financial officer of the company.

Peter F. McAree, age 48, joined HeartWare on July 9, 2012 as Senior Vice President, Chief Financial Officer and Treasurer. Previously, he served as Senior Vice President and Chief Financial Officer of Caliper Life Sciences, Inc. from April 2008 through November 2011, after having held the position of Vice President of Finance since 2003. Mr. McAree was Chief Financial Officer of Zymark Corporation from May 2000, until the acquisition of Zymark by Caliper in 2003. Having also served in financial leadership positions in other industries, Mr. McAree began his career with Arthur Andersen, Boston, where he held various positions over nearly a decade, most recently as Senior Manager, Enterprise Group in 1995. He received his B.S. in Accountancy from Bentley University, and is a licensed Certified Public Accountant in Massachusetts.

In accordance with an offer letter dated June 18, 2012, Mr. McAree’s base salary was set at the annual rate of $320,000, subject to annual review by the Board of Directors of HeartWare, with an annual cash bonus opportunity targeted at 40% of his base salary, as determined by the Board in its discretion, prorated for 2012. Management also agreed to recommend to the Board of Directors an equity award of 25,000 restricted stock units. The restricted stock units would have a purchase price of zero and would vest in four equal installments on each of the first four anniversaries of Mr. McAree’s commencement date (July 9, 2012) and on such other terms and conditions as the Board may determine in its discretion at the time of grant generally consistent with past practice. Vesting of the award is subject to Mr. McAree’s continued employment as of an anniversary date.

In addition, Mr. McAree would be entitled to severance payments if his employment were to be terminated by HeartWare without “Cause” (as defined) or by him for “Good Reason” (as defined) equal to six months base salary and COBRA continuation for up to six months. Mr. McAree would also be entitled to severance payments if his employment were to be terminated by HeartWare without Cause or by him for Good Reason coincident with or within 18 months after a “Change-in-Control” (as defined) equal to 12 months base salary plus the most recent amount paid to him as an annual bonus (or if not yet paid, his 2012 target annual bonus without proration) and COBRA continuation for up to 12 months. Severance payments are contingent upon the receipt by HeartWare of a general release of claims.

Mr. McAree also receives standard indemnification, vacation, insurance and health benefits and is subject to customary non-competition, non-solicitation, non-disparagement, claw-back, proprietary information and inventions assignment obligations.

Item 9.01 Financial Statements and Exhibits

A copy of the press release announcing Mr. McAree’s appointment is attached hereto as Exhibit 99.1.

Exhibit No.	Description

99.1	Press Release dated July 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare International, Inc.

Date: July 9, 2012	By:	/s/ Lawrence J. Knopf
Name: Lawrence J. Knopf
Title: Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated July 9, 2012